Exhibit 99.1

VILLAGE SUPER MARKET, INC.
733 MOUNTAIN AVENUE
SPRINGFIELD, NEW JERSEY 07081
PHONE: (973) 467-2200
FAX: (973) 467-6582

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED
JULY 27, 2013

___________________________________________________________________________________

Contact:	Kevin Begley, CFO
(973) 467-2200 – Ext. 220
Kevin.Begley@Wakefern.com

Springfield, New Jersey – October 2, 2013 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter and year ended July 27, 2013.

Net income was $6,203,000 in the fourth quarter of fiscal 2013, a decrease of 31% from the fourth quarter of the prior year. Net income decreased due to lower gross profit percentages and higher operating expenses as a percentage of sales.

Sales were $376,323,000 in the fourth quarter of fiscal 2013, an increase of 1.7% from the fourth quarter of the prior year. Same store sales also increased 1.7%. Sales continued to be impacted by economic weakness, high gas prices and high unemployment, which has resulted in increased sale item penetration and trading down. The Company expects same store sales in fiscal 2014 to increase from 1.5% to 3.5%.

Net income was $25,784,000 in fiscal 2013 compared to $31,445,000 in fiscal 2012. Fiscal 2013 includes income from partnership distributions of $840,000 (net of tax), income from the national credit card lawsuit of $693,000 (net of tax) and a charge for the settlement of a landlord dispute of $376,000 (net of tax), while fiscal 2012 includes a favorable settlement of a pension withdrawal liability of $374,000 (net of tax). Excluding these items from both fiscal years, net income in fiscal 2013 declined 21% compared to the prior year primarily due to lower gross profit percentages and higher operating expenses as a percentage of sales, partially offset by reduced losses in the two Maryland stores compared to the prior year, which was their initial year of operations. Sales in fiscal 2013 were $1,476,457,000, an increase of 3.8% from the prior year. Sales increased due to the acquisition of a store in Old Bridge, New Jersey on January 29, 2012 and a same store sales increase of 2.9%.

Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and Eastern Pennsylvania.

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; uninsured losses; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; the success of establishing ShopRite’s presence in the Maryland market; and other factors detailed herein and in the Company’s filings with the SEC.

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands except Per Share Amounts) (Unaudited)

	13 Wks Ended	13 Wks Ended	52 Wks Ended	52 Wks Ended
	July 27, 2013	July 28, 2012	July 27, 2013	July 28, 2012

Sales	$376,323	$369,859	$1,476,457	$1,422,243

Cost of sales	274,433	268,660	1,078,696	1,033,416

Gross profit	101,890	101,199	397,761	388,827

Operating and administrative
expense	85,434	80,579	333,230	313,516

Depreciation and amortization	5,349	5,146	20,354	19,759

Operating income	11,107	15,474	44,177	55,552

Income from partnerships	--	--	1,450	--

Interest expense	(885)	(1,079)	(3,771)	(4,415)

Interest income	715	668	2,783	2,571

Income before income taxes	10,937	15,063	44,639	53,708

Income taxes	4,734	6,044	18,855	22,263

Net income	$6,203	$9,019	$25,784	$31,445

Net income per share:
Class A common stock:
Basic	$0.51	$0.78	$2.18	$2.74
Diluted	$0.44	$0.65	$1.85	$2.28

Class B common stock:
Basic	$0.33	$0.51	$1.36	$1.78
Diluted	$0.33	$0.51	$1.36	$1.77

Gross profit as a
% of sales	27.1%	27.4%	26.9%	27.3%

Operating and administrative expense as a % of sales	22.7%	21.8%	22.6%	22.0%